Global Resources Group, Inc.
"On the leading edge of what will repeat itself worldwide!"
111 Second Avenue NE
Suite 1600
St. Petersburg, FL 33701
(727) 550-2442
grgi@grgi.net/www.globalresourcesnetwork.com

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                                  PRESS RELEASE

For Immediate Release

For more information contact:
Mr. Scotty Miller
727.550.2442

             Global Resources Group, Inc. Discloses Intention to
             Merge With Pensat International Communications, Inc.

St. Petersburg Florida, - June 21, 2000 - Global Resources Group, Inc. (Global Resources, GRGI on OTC Pink Sheets) Chairman Howard Davidsmeyer today announced that the Board of Directors has approved a letter of intent providing for a merger with Pensat International Communications, Inc. (Pensat). The transaction, when consummated, will merge Pensat, an international, facilities-based, integrated communications provider (ICP) focused on the Hispanic population centers in the U.S., Latin America and Spain, with Global Resources Group, Inc., a licensed international provider of ATM services in the U.S. and Mexico. The closing of the transaction is subject to completion of due diligence, execution of a definitive agreement and approval by shareholders.

In announcing the merger, Davidsmeyer said, "the complementary network and market positions of these two companies provide synergies which we expect will significantly enhance our presence in our common target markets." Commenting further on the merger, Philip A. Verruto, Pensat Chairman and CEO stated "this merger combines highly compatible ATM network assets and market positions which address the worldwide Hispanic populations in important ways. By leveraging these synergies, we expect to improve revenue and operating margins as well as reduce costs and capital expenditures. The merger will also serve to accelerate our penetration of the global Hispanic community further enhancing the early mover position we enjoy in many of these newly deregulated markets."

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Pensat International  Communications,  Inc.  (www.pensat.com),  headquartered in
Washington, D.C., is an international integrated communications provider with licensed operations in the USA, Spain, Brazil and Syria and provides a wide array of telecommunications and network services, including CLEC operations, long distance, data, Internet, prepaid calling cards, carrier wholesale and
international  private  line.  Additionally,   Pensat  has  developed  a  Global
Consortium Network (GCN), comprised of strategic alliances and interconnect with carriers in Venezuela, Chile, Korea, The Netherlands Antilles and Peru. Pensat maintains offices and operations in Omaha, NYC and San Francisco, where it operates a national ATM network. Pensat also has international offices and network operations in Madrid and Barcelona, Spain; Sao Paolo, Rio de Janeiro, Belo Horizonte and Manaus, Brazil; Damascus, Aleppo and Lattakia, Syria,

Global Resources Group, Inc. (www.globalresourcesnetwork.com), is headquartered in St. Petersburg, FL. GRGI is a licensed international provider of digital communications solutions offering seamless, end-to-end, international high speed, large volume applications for multimedia services. Our ATM backbone, the "Global Resources Network", provides state-of-the-art bandwidth on demand services for voice, data, video and Internet applications. GRGI has offices in St. Petersburg and Mexico City. The Company maintains ATM network switching nodes in San Antonio, Los Angeles, Miami and New York.

For additional information contact: Scotty Miller @ (727) 550-2442



Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include unexpected shortages of critical components, rescheduling or cancellation of customer orders, the timing and market acceptance of new product introductions by the Company and its competitors, and general competition and price pressures in the marketplace. Reference is also made to other factors set forth in the Company's filings with the Securities and Exchange Commission.




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